Exhibit 99.1

Contact:
John Reseburg
Electronic Arts
650-628-3601
JReseburg@ea.com

TALBOTT ROCHE JOINS THE ELECTRONIC ARTS
BOARD OF DIRECTORS

REDWOOD CITY, Calif. - JUNE 9, 2016 - Electronic Arts Inc. (NASDAQ: EA) today announced that Talbott Roche has been appointed to EA’s Board of Directors effective June 6, 2016. Ms. Roche has also been appointed to EA’s Compensation Committee.

Ms. Roche is the Chief Executive Officer and President of Blackhawk Network, a leading prepaid and payments network. Prior to her role as CEO, Ms. Roche served as the President of Blackhawk, as well as leading Marketing, Product and Business Development for the company. Earlier in her career, she held various executive positions at News Corporation. Ms. Roche has also served as a member of the board of directors of the Network Branded Prepaid Card Association, a trade association.

“Talbott Roche brings extensive executive experience and understanding of digital commerce, marketing and consumer trends to EA’s Board of Directors,” said Andrew Wilson, CEO of EA. “Our industry is evolving, and we look forward to having Talbott’s unique perspective and leadership as we continue to drive digital growth for Electronic Arts.”

“Electronic Arts is an undisputed leader in interactive entertainment,” said Talbott Roche. “I look forward to working with EA’s board and management during such an exciting period of growth and digital transformation.”

Ms. Roche holds a B.A. in economics from Stanford University. She lives in Lafayette, California, with her husband and two children.

About Electronic Arts
Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company delivers games, content and online services for Internet-connected consoles, personal computers, mobile phones and tablets. EA has more than 300 million registered players around the world.

In fiscal year 2016, EA posted GAAP net revenue of $4.4 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality blockbuster brands such as The Sims™, Madden NFL, EA SPORTS™ FIFA, Battlefield™, Dragon Age™ and Plants vs. Zombies™. More information about EA is available at www.ea.com/news.

EA SPORTS, The Sims, Dragon Age, Plants vs. Zombies and Battlefield are trademarks of Electronic Arts Inc. and its subsidiaries.  John Madden, NFL and FIFA are the property of their respective owners and used with permission.